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                                                                     EXHIBIT 5.1


                                January 10, 1997



Advent Software, Inc.
301 Brannan Street
San Francisco, California 94107

     RE:  REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about January 10, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 35,000 shares of your Common Stock, $0.01 par value (the "Shares"), all of which are issued and outstanding and to be offered for sale for the benefit of the selling shareholder. The Shares are to be sold from time to time in the over-the counter-market at prevailing prices or as otherwise described in the Registration Statement. As legal counsel for Advent Software, Inc., we have examined the proceedings taken and proposed to be taken by you in connection with the sale of the Shares.

     It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation
                              /s/ Wilson Sonsini Goodrich & Rosati